             AMENDMENT TO THE NUVEEN 1992 SPECIAL INCENTIVE PLAN
      RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS ON NOVEMBER 9, 1995

          WHEREAS, the Nuveen Employees' Retirement Plan permits long-term employees to retire, without penalty, when their age, plus the number of their years of service as defined in the Plan, equals or exceeds 90; and

          WHEREAS, the 1992 Special Incentive Plan provides for vesting of any unvested options and permits exercise of options for a period of two years after an employee's retirement, but only upon retirement at age 65 or, if earlier, with the express consent of the Compensation Committee; and

          WHEREAS, the Compensation Committee has concluded that it is appropriate to permit employees who are eligible to retire without penalty under the Retirement Plan because they have satisfied the "rule of 90" also to retire without adverse treatment under the 1992 Special Incentive Plan; and has recommended that the Board of Directors amend the definition of the term "Retirement" in Section I (dd) of the Nuveen 1992 Special Incentive Plan accordingly:

          RESOLVED, that Section I (dd) of the Nuveen 1992 Special Incentive Plan be and it hereby is amended to provide as follows:

          (dd) "Retirement" shall mean the retirement of a Participant from the employment of the Company or a Nuveen Subsidiary at (l) such Participant's normal retirement date upon reaching age 65, or (2) such Participant's early retirement either (a) upon having reached that age, which, when added to his or her years of continuous service (as such term is defined under the Nuveen Employees' Retirement Plan) is equal to or greater than 90, or (b) with the approval of the Committee; provided, however, that in the case of Messrs. Franke and Sveen, such approval shall be deemed to have been given in the event that such Participant retires on or after June 30, 1996.

                      (Additional language in italics.)

             NUVEEN 1992 SPECIAL INCENTIVE PLAN

         The John Nuveen Company hereby establishes the Nuveen 1992 Special Incentive Plan for the benefit of its eligible Participants (as hereinafter defined) for the purposes hereinafter set forth.


I . DEFINITIONS

         (a)  "Award" shall mean the grant of Non-Qualified Stock
Options, Restricted Stock, Deferred Units (and interest thereon),
Dividend Equivalents, or any combination of the foregoing.

         (b) "Beneficial Owner," with respect to any securities, shall mean any person who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has "beneficial ownership" of such securities within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act (as such Rules are in effect on the effective date of this Plan), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

         (c) "Beneficiary" shall mean (i) in the event of the disability or incompetence of a Participant, the person or persons who shall have acquired on behalf of such Participant by legal proceeding or otherwise the right to receive the benefits specified under this Plan, or (ii) in the event of a Participant's death, the person, persons, trust or trusts which have been designated by such Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

         (d) "Board of Directors" shall mean the Board of Directors of the Company.

         (e) "Change in Controls" shall mean and shall be deemed to have occurred if:

         (i) any person (as defined under the Exchange Act or group of persons acting together, other than a

                        St. Paul Entity or a Nuveen Entity, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities; and

                (ii) following an event specified in (i), individuals who were members of the Board of Directors of the Company on the closing date of the Public Offering (the "Incumbent Board"), together with those individuals who first became Directors after such date and whose election or nomination for election to the Board of Directors was approved by the vote of at least three-quarters (3/4) of the members of the Incumbent Board (collectively, the "Continuing Directors"), cease for any reason to constitute a majority of the Board of Directors of the Company.

          Notwithstanding the foregoing, unless a majority of the Continuing Directors determines otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, employee or director of the Company.

                   (f) "Class A Common Stock" shall mean the Class A Common Stock of the Company, par value S.01 per share.

                   (g) "Class B Common Stock" shall mean the Class B Common Stock of the Company, par value $.01 per share.

                   (h) "Committee" shall mean the Compensation Committee of the Board of Directors, the members of which are selected by and serve at the pleasure of the Board of Directors; provided, however, that the Committee shall at all times consist of at least two directors who are not employees of the Company or any Nuveen Subsidiary, and provided further that each member of the Committee shall be a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act, or any successor rule, as any such rule may be amended from time to time.

                   (i) "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock.

                   (j) "Company" shall mean The John Nuveen Company, a Delaware corporation, and its successors.

                   (k) "Class B Directors" shall mean those members of the Board of Directors of the Company that have been nominated and elected by the holders of the Class B Common Stock in accordance with the provisions of the Company's certificate of incorporation.

                   (l) "Deferred Unit" shall mean a right, awarded to a Participant by the Committee, or elected by a Participant in connection with an Award of Restricted Stock, to receive a cash payment equal to the Fair Market Value of a share of Class A
          Common Stock on the Effective Date of the Award plus interest at the Prime Rate, subject to certain restrictions and a risk of forfeiture and certain other terms and conditions under the Plan or specified by the Committee, payable at the time such restrictions lapse or on a specified date or on an accelerated basis under circumstances specified in the Plan or agreement evidencing the Deferred Unit.

                   (m) "Disability" shall mean the inability of a Participant to perform the services normally rendered to his or her Employer due to a physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Committee, and which results in the Participant's inability to perform his normal duties to the Employer.

                   (n) "Dividend Equivalent" shall mean a right, awarded to a Participant by the Committee, to receive, on the payment date for a dividend on the Class A Common Stock, an amount equal in value to the dividend that would have been paid on the number of shares of Class A Common Stock specified under such Dividend Equivalent
          Award if such shares had been fully vested on the record date for payment of such dividend.

                   (o) "Effective Date" of an Award shall mean (i) in the case of an Initial Grant, the closing date of the Public Offering (without regard to the exercise of any overallotment option by the underwriters in connection therewith), and (ii) in the case of all other Awards, the actual date of the grant as specified by the Committee.

                   (p) "Employer" shall mean the Company with respect to its employees and each Nuveen Subsidiary with respect to its employees.

                   (q) "Employment Agreements" shall mean the employment agreements, dated as of the closing date of the Public Offering, between the Company and each of Messrs. Franke, Sveen, Dean, Schwertfeger, Noonan, Wesolowski and Williams.

                   (r)  "Exchange Act"  shall mean the Securities
          Exchange Act of 1934, as amended.

                   (s) "Exercise Price" shall mean the price at which each share of Class A Common Stock covered by a Non-Qualified Stock Option may be purchased.

                   (t)  "Fair Market Value" of a share of Class A  Common
          Stock shall mean (i) on the closing date of the Public Offering, the initial offering price to the public at which a substantial amount
          Of The Class A Common Stock offered thereby is sold, and (ii) at all other times, the closing price of the Class A Common Stock on the New York Stock Exchange as reported on tne Composite Tape and published in the Wall Street Journal, or, if there is no trading of the Class A Common Stock on the date in question, then the closing price of the Class A Common Stock, as so reported and published, on the next preceding date on which there was trading in the Class A Common Stock.

                   (u)  "Initial Grant" shall mean an Award of
          Non-Qualified Stock Options and/or Restricted Stock or Deferred Units to a Participant proposed by resolution of the Board of Directors on March 23, 1992 and approved by resolution of the Committee.

                   (v) "Non-Qualified Stock Option" or "Option" shall mean a right to purchase a specified number of shares of Class A
          Common Stock at a specified price, which is not intended to comply with the terms and conditions for a tax-qualified stock option as set forth in Section 422 of the Internal Revenue Code of 1986, as amended, as such section may be in effect from time to time.

                   (w) "Nuveen Entity" shall mean the Company, any Nuveen Subsidiary or any employee benefit plan of the Company or any Nuveen Subsidiary.

                   (x) "Nuveen Subsidiary" shall mean any corporation more than 50% of whose voting power is owned, directly or indirectly, by the Company.

                   (y) "Participant" shall mean an officer or other key employee of the Company or a Nuveen Subsidiary who has been granted an Award under the Plan.

                   (z)  "Plan" shall mean this Nuveen 1992 Special Incentive
          Plan.

                   (aa) "Prime Rate" shall mean the prime rate of interest as reported by The First National Bank of Chicago or a comparable bank selected by the Committee.

                   (bb) "Public Offering" shall mean the sale to the public by St. Paul, on or about May 21, 1992, of up to 9,200,000 shares of Class A Common Stock.

                   (cc) "Restricted Stock" shall mean an award of shares of Class A Common Stock subject to restrictions on transferability, a risk of forfeiture, and certain other terms and conditions under the Plan or specified by the Committee (which may include limitations on the right to vote Restricted Stock or the right to receive Dividend Equivalents thereon). The restrictions on and risk of forfeiture of Restricted Stock generally will expire on a specified date, upon the occurrence of an event or on an accelerated basis under certain circumstances specified in the Plan or an agreement relating to the Restricted Stock.

                   (dd) "Retirement" shall mean the retirement of a Participant from the employment of the Company or a Nuveen Subsidiary at such Participant's normal retirement date upon reaching age 65, or such Participant's early retirement with the approval of the Committee; provided, however, that in the case of Messrs. Franke and Sveen, such approval shall be deemed to have been given in the event that such Participant retires on or after June 30, 1996.

                   (ee) "St. Paul" shall mean The St. Paul Companies, Inc., a Minnesota corporation.

                   (ff) "St. Paul Disposition" shall mean the sale by a St. Paul Entity, at any time after the date of the Public
          Offering, of additional shares of Common Stock of the Company.

                   (gg)   "St. Paul Entity" shall mean St. Paul, any St.
          Paul Subsidiary or any employee benefit plan of St. Paul or any St. Paul Subsidiary.

                   (hh) "St. Paul Subsidiary" shall mean any corporation, more than 50% of whose voting power is owned directly or indirectly by St. Paul.

                   (ii) "Termination of Employment" shall mean a cessation of the employee-employer relationship between a Participant and an Employer other than by reason of transfer of the employee to another Employer. The employment of a Participant who is on an approved leave of absence in excess of two years shall be considered terminated as of the commencement of such leave for all purposes of the Plan.

II. THE PLAN

2.1  Purposes.

        The purposes of the Plan are to enable the Company and Nuveen Subsidiaries to attract and retain exceptionally qualified officers and other key employees upon whom the sustained growth and profitability of the
Company and Nuveen Subsidiaries will depend in large measure, to provide added incentive for such individuals to enhance the value of the Company for the benefit of its stockholders, and to strengthen the mutuality of interests between Participants and the Company's stockholders by providing equity-based
incentive awards.   The Plan is intended to achieve these purposes through the award of Non-Qualified Stock Options, Restricted Stock, Deferred Units (and interest thereon), and Dividend Equivalents.

2.2  Administration.

        The Plan shall be administered by the Committee. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or the written consent of a majority of its members.

        Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee on the foregoing matters shall be conclusive. The duties of the Committee shall include, but shall not be limited to, selecting individuals for participation in the Plan, determining the types, sizes, terms and provisions of Awards (which need not be identical), making disbursements and settlements of Awards, determining whether to grant disbursements and settlements of Awards in shares, the cash equivalent value of such shares or other Awards or property, or a combination thereof, creating trusts, determining whether to defer or accelerate the vesting of, or the lapsing of restrictions or risk of forfeiture with respect to, Non-Qualified Stock Options, Restricted Stock or Deferred Units, construing the provisions of the Plan, modifying the terms of any Award, and authorizing the exchange or substitution of Awards; provided, however, that no such modification, change or substitution shall be to the detriment of a Participant with respect to any Award previously granted. Subject only to compliance with the express provisions of the Plan, the Committee may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan. The
          Committee shall have the power and authority to appoint and authorize such of the Company's officers or other persons to perform such functions in the execution and administration of the Plan(other than the interpretation of the Plan and the adoption of rules governing its execution and administration) as the Committee shall determine from time to time. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder.

          2.3  Participation.

                   Officers and other full-time salaried employees of the Company or a Nuveen Subsidiary, including those who also serve as a director of the Company or a Nuveen Subsidiary, shall be eligible to participate in the Plan upon selection and approval by the Committee. The Committee may, in its discretion, delegate to officers of the Company the authority to select individuals for participation in the Plan provided that such individuals are not subject to section 16(b) of the Exchange Act. Participants shall be selected because they are in a position to have a significant impact on achieving the long term profit and growth objectives of the Company and/or a Nuveen Subsidiary. No member of the Committee on or after the date of the Public Offering shall be a
          Participant, shall be eligible to receive an Award, or shall have received an award at any time within one year prior to appointment to the Committee. Directors who are not officers or employees of the Company or a Nuveen Subsidiary are not eligible to participate in
          the Plan.   An individual who  has received Awards may, if
          otherwise eligible, be granted additional Awards if the Committee shall so determine. Awards granted under the Plan may be terminated or forfeited upon the occurrence of such events or in such circumstances, including at or following a Participant's Termination of Employment, as the Committee shall specify.

          2.4  Shares Reserved for Plan.

                   The total number of shares of Common Stock reserved and available for issuance in connection with Awards under the Plan shall be 5,980,000, all of which shall be Class A Common Stock; provided, however, that the total number of shares of Class A Common Stock that may be issued in connection with Awards of Non-Qualified Stock Options shall not exceed [3,640,000], and the total number of shares of Class A Common Stock that may be issued in connection with Awards of Restricted Stock and Deferred Units shall not exceed
          [2,340,000]. The number of shares of Class A Common Stock available for issuance under the Plan shall be reduced by one share for each Deferred Unit awarded under the Plan. Except as contemplated by the provisions of Section 4.1(a) hereof, the Committee shall not increase the number of shares available for issuance in connection with Awards under the Plan. In no event shall Awards be outstanding at any one time that have resulted or could result in the issuance of a number of shares of Class A
          Common Stock in excess of the number then remaining reserved and available for issuance under the Plan. In addition, in no event shall Dividend Equivalents be outstanding at any one time that relate to more than the number of shares then subject to outstanding Awards of Restricted Stock. If any shares of Class A Common Stock subject to an Award are forfeited or such Award (other than a Deferred Unit) is settled in cash or otherwise terminates without a distribution of shares to the Participant, any shares counted against the number of shares reserved and available under the Plan, with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan, provided tnat the counting of shares of Class A Common Stock against the number reserved and available for issuance under the Plan shall in all respects comply with applicable requirements of Rule 16b-3 under the Exchange Act.

                   Any shares of Class A Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares.


          III. AWARDS UNDER THE PLAN

          3.1  In General.

                   Non-Qualified Stock Options, Restricted Stock, Deferred Units (and interest thereon) and Dividend Equivalents may be awarded in accordance with the provisions of the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan. Awards granted under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any Award granted under any other plan of the Company or any Nuveen Subsidiary or any other right of a Participant to receive payment from the Company or any Nuveen Subsidiary.

         After the Committee has approved the grant of an Award to a Participant and established the applicable terms and conditions of the Award applicable to such Participant, such Participant shall be given written confirmation of such Award.

3.2  Non-Qualified Stock Options.

         All Non-Qualified Stock Options granted pursuant to the Plan shall be in such form as the Committee shall from time to time determine and shall be subject to such terms, conditions, restrictions and limitations as deemed appropriate by the Committee and, in addition, to the following terms and conditions:

         (a) All Non-Qualified Stock Options awarded under the Plan shall represent the right to purchase shares of Class A Common Stock.

         (b) The Exercise Price for each share of Class A Common Stock covered by a Non-Qualified Stock Option shall be determined and fixed by the Committee and shall be set forth in such Option; provided, however, that the Exercise Price shall in no event be less than the Fair Market Value of the Class A Common Stock on the Effective Date of the Award, and provided further, that in no event shall the Exercise Price be less than the par value of the Class A Common Stock. The proceeds of sale of all shares of Class A Common Stock issued or sold upon the exercise of Non-Qualified Stock Options under the Plan shall be added to the general funds of the Company and used from time to time for such corporate purposes as the Board of Directors may determine.

         (c) Each Non-Qualified Stock Option awarded under the Plan shall be evidenced by a Stock Option Agreement in a form approved by the Committee, to be executed between the Company and the person to whom such Option is granted.

         (d) The term of each Non-Qualified Stock Option shall be not more than ten years from the date of grant, as the Committee shall determine, subject to earlier termination as provided in paragraph (i) of this Section 3.2.

         (e) Except as otherwise provided in paragraph (i) of this Section 3.2 or paragraph (c) of Section 4.1 hereof, Non-Qualified Stock Options awarded to a Participant may not be exercised prior to the date of the Public Offering and shall become exercisable on and after such date only as follows:

                 (i) options awarded to Messrs. Franke and Sveen shall become exercisable (A) in the case of Options awarded as an Initial Grant, in fourteen (14) equal quarterly installments commencing on the closing date of the Public Offering, with each subsequent installment becoming exercisable on the first day of each successive fiscal quarter thereafter, and (B) in the case of all other grants, in equal quarterly installments commencing on the Effective Date of the grant, and thereafter on the first day of each successive fiscal quarter, and ending on the date that the final quarterly installment of Options awarded as an Initial Grant become exercisable; and

                 (ii) Options awarded to all other Participants shall become exercisable in eighteen (18) equal quarterly installments commencing
         (A) in the case of Options awarded as an Initial Grant, on the closing date of the Public Offering, with each subsequent installment becoming exercisable on the first day of each successive fiscal quarter thereafter, and (B) in the case of all other grants, on the Effective Date of the grant, and thereafter on the first day of each successive fiscal quarter.

Any shares covered by an exercisable Option that are not purchased on an applicable installment date may be purchased at any time thereafter prior to the final expiration of the Option. Except as expressly contemplated by the provisions of this Plan or the Employment Agreements, the Committee shall not have discretion to shorten the vesting schedule for Initial Grants set forth in this paragraph (e).

         (f) Subject to the terms and conditions of the Option, during its term an option may be exercised only by the optionee, by a legal representative upon the incapacity of the optionee or by the Beneficiary upon the death of the optionee, by giving written notice of exercise to the Company prior to expiration of the Option, specifying the number of shares to be purchased and accompanied by the payment of the aggregate Exercise Price therefor.

         (g) No partial exercise of any Option may be for less than 1000 shares or the number of shares remaining subject to such option, whichever is less.

         (h) The aggregate Exercise Price for all shares purchased pursuant to exercise of an Option shall be paid for at the time of such purchase and prior to the delivery of said shares either (i) in cash or by check, bank draft or money order payable to the order of the Company, or (ii) subject to the discretion of the Committee, and in respect of the exercise price only and not any tax withholding, through the delivery of previously acquired shares of Class A Common Stock owned by the optionee, to the extent that such payment does not require the delivery of a fractional share of such previously acquired Class A Common Stock, and provided that, in the case of an optionee that is subject to Section 16(b) of the Exchange Act, such previously acquired shares have been held by the optionee for at least six months, or (iii) a combination of (i) and (ii). For purposes of the immediately preceding sentence, previously acquired shares of Class A Common Stock shall be valued at the average of the high and low sales prices of the Class A Common Stock on the New York Stock Exchange Composite Tape as of the date of exercise. The Company shall not lend money or in any manner finance the purchase of shares under an Option.

         (i) Except as otherwise expressly contemplated by the Employment Agreements, in the event of Termination of Employment of an optionee other than by reason of the optionee's death, Disability or Retirement, any Options previously awarded to such optionee which are restricted as to exercise on the date of Termination of Employment shall be forfeited, and all other Options which are not so restricted but have not been exercised as of the date of Termination of Employment shall be exercisable for a period of 60 days following the date of Termination of Employment (but not after the expiration date of the Option) and shall, if not theretofore exercised, terminate upon the expiration of such 60-day period. If Termination of Employment is by reason of the death, Disability or Retirement of the optionee, except as otherwise provided in the next sentence, any Options not exercised as of the date of Termination of Employment (including Options which are otherwise not yet exercisable) may be exercised by the optionee or the optionee's Beneficiary at any time within two (2) years of the date of Termination of Employment (but not after the expiration date of the Option) to the extent of the total number of shares subject to Option. In the case of Options awarded to Messrs. Franke and Sveen, if Termination of Employment is by reason of Disability or Retirement, any Options not exercised as of the date of Termination of Employment (including Options which are otherwise not yet exercisable) may be exercised by the optionee or the optionee's Beneficiary at any time prior to the expiration of the Option to the extent of the total number of shares subject to the Option; provided, however, that in the event of the optionee's death after Termination of Employment by reason of Disability or Retirement and prior to the expiration of such Options, such Options must be exercised within one (1) year of the date of the optionee's death (but not after the expiration date of the Option).

         (j) The grant and exercise of Options hereunder shall be subject to all applicable rules and regulations of governmental authorities. Each Option shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of shares thereunder, the Company's obligation to deliver shares upon exercise shall be conditioned upon such listing, registration, qualification, consent or approval, which shall have been effected or obtained free of any conditions not acceptable to the Committee.

         (k) The holder of an Option granted under this Plan shall have no rights as a stockholder with respect to any shares of Class A Common Stock covered by such Option until the date of issuance of a stock certificate for such shares.

         (l) Unless an optionee could otherwise transfer shares issued upon exercise of an Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of grant of an Option to the date of disposition of shares issued upon exercise of the Option.

3.3  Restricted Stock and Deferred Units.

         (a) The Committee may grant Awards of Restricted Stock to Participants, subject to such restrictions on transferability and such other restrictions as the Committee may impose in its discretion. Participants who are granted an Award of Restricted Stock may elect, at the time of the grant, to receive Deferred Units in lieu of shares of Restricted Stock up to a maximum of 40% of the shares of Restricted Stock covered by the Award; provided, that, in the case of an Initial Grant of Restricted Stock, such election shall be made at least thirty (30) days prior to the Effective Date of the grant and in no event later than April 20, 1992. Any such election to receive Deferred Units in lieu of shares of Restricted Stock shall be irrevocable.

                 (b) Restricted Stock granted under the Plan shall be evidenced by certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of any such certificate, and each Participant awarded Restricted Stock shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock for so long as the Restricted Stock is subject to a risk of forfeiture.

                 (c) The Committee shall grant Deferred Units upon the election of a Participant to receive Deferred Units in lieu of Restricted Stock as provided in paragraph (a) of this Section 3.3. Interest on Deferred Units shall be calculated daily and credited monthly. Deferred Units shall be subject to such restrictions as the Committee may impose in its discretion.

                 (d)  Except as otherwise provided in paragraph (g) of this
Section 3.3 or paragraph (b) or (c) of Section 4.1 hereof, Restricted Stock and Deferred Units awarded to a Participant under the Plan shall vest as follows:

                 (i) Restricted Stock and Deferred Units awarded to Messrs. Franke and Sveen shall vest (A) in the case of Restricted Stock and Deferred Units awarded as an Initial Grant, in fourteen (14) equal quarterly installments commencing on the date of the Public Offering, and thereafter on the first day of each successive fiscal quarter, and
         (B) in the case of all other grants, in equal quarterly installments commencing on the Effective Date of the grant, and thereafter on the first day of each successive fiscal quarter, and ending on the date that the final quarterly installment of Restricted Stock and Deferred Units under the Initial Grant vest; and

                 (ii) Restricted Stock and Deferred Units awarded to all other Participants shall vest in eighteen (18) equal quarterly installments commencing (A) in the case of Restricted Stock and Deferred Units awarded as an Initial Grant, on the date of the Public Offering, and thereafter on the first day of each successive fiscal quarter, and (B) in the case of all other grants, on the Effective Date of the grant, and thereafter on the first day of each successive fiscal quarter.

Except as expressly contemplated by the provisions of this Plan or the Employment Agreements, the Committee shall not have discretion to shorten the vesting schedule for Initial Grants set forth in this paragraph (d).

         (e) Commencing on the Effective Date of an Award of Restricted Stock, and, unless forfeited pursuant to paragraph (g) of this Section 3.3, during the period in which such shares remain unvested, a Participant who has been awarded shares of Restricted Stock shall be entitled to receive Dividend Equivalents with respect to unvested shares of Restricted Stock, and shall have all other rights of a stockholder with respect to such shares, including, but not limited to, the right to vote (in person or by proxy) such shares at any meeting of the stockholders of the Company.

         (f) Awards of Restricted Stock under the Plan which have not fully vested under the vesting provisions applicable thereto, and the right to vote such stock and receive Dividends Equivalents thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of the Participant or of any agent of such Participant or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any of its subsidiaries, or any agent or any custodian holding certificates for such stock pursuant to the provisions of the Plan.

         (g) Except as otherwise expressly contemplated by the Employment Agreements, in the event of Termination of Employment of a Participant other than by reason of the Participant's death, Disability or Retirement, all shares of Restricted Stock and all Deferred Units, Dividend Equivalents and accrued interest on Deferred Units awarded to such Participant that have not fully vested on the date of Termination of Employment shall be forfeited by such Participant and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall have any rights or interest in such shares, Deferred Units, Dividend Equivalents or accrued interest on Deferred Units, and the Participant's name shall be deleted from the list of the Company's stockholders with respect to such shares. If Termination of Employment is by reason of the death, Disability or Retirement of the Participant, all restrictions and risk of forfeiture with respect to Restricted Stock and Deferred Units that have not fully vested on the date of Termination of Employment shall lapse and all such shares of Restricted Stock and all Deferred Units, and all Dividend Equivalents and accrued interest on Deferred Units, shall become fully and irrevocably vested.

IV.  OTHER PROVISIONS

4.1  Adjustments Upon Corporate Changes.

         (a)  Without limiting the provisions of subsection (b) or (c) of this
Section 4.1, in the event that (i) the outstanding shares of Common Stock are increased or decreased as a result of a transaction (other than a transaction with an employee benefit plan of the Company or any Nuveen Subsidiary) in which shares of Common Stock are issued by the Company for less than their Fair Market Value or are reacquired by the Company for more than their Fair Market Value, (ii) the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or securities of the Company upon a reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise, or (iii) the Company makes any extraordinary distribution of cash or property on the Common Stock, the Committee shall make an appropriate and proportionate adjustment in the number and kind of shares reserved and available for issuance under the Plan, the Non-Qualified Stock Options, Deferred Units and Dividend Equivalents theretofore awarded, and the Restricted Stock theretofore awarded (if holders of Restricted Stock would not otherwise be treated substantially the same as other shareholders).

         (b) Notwithstanding any other provision of this Plan, in the event of a St. Paul Disposition, a portion of the shares of Restricted Stock and Deferred Units awarded as Initial Grants which remain unvested as of the date of the St. Paul Disposition shall fully and immediately vest. The number of shares of Restricted Stock and Deferred Units that will vest immediately upon the St. Paul Disposition (the "Accelerated Portion") shall equal the product of
(i) the total number of shares of Restricted Stock and Deferred Units awarded to the Participant in the Initial Grant, multiplied by (ii) a fraction, the numerator of which shall equal the number of shares of Common Stock sold by the St. Paul Entity in the St. Paul Disposition, and the denominator of which shall equal the total number of shares of Common Stock owned by St. Paul, directly or indirectly, immediately prior to the Public Offering (before giving effect to any Initial Grants hereunder). The Accelerated Portion shall be deducted ratably from each unvested installment remaining under the regular vesting schedule for such Restricted Stock and Deferred Units on the date of the St. Paul Disposition.

         (c) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the right to accelerated vesting, the lapse of restrictions or risk of forfeiture, or accelerated delivery or receipt of cash provided for herein is waived or deferred by a Participant by written notice to the Company delivered prior to the Change in Control, all restrictions and risks of forfeiture on Awards (other than those imposed by law or regulation) shall lapse, all deferral or vesting periods relating to Awards shall immediately expire, and (i) all unexercised Options shall become immediately and fully exercisable; (ii) all shares of Restricted Stock not previously vested shall vest immediately; and
(iii) all Deferred Units not previously vested or paid out shall immediately vest and be paid over to the Participant entitled thereto.

         (d) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, restriction periods and deferral periods in recognition of unusual or nonrecurring events affecting the Company or any Nuveen Subsidiary or the financial statements of the Company or any Nuveen Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that no such modification shall be made to the detriment of a Participant with respect to any Award previously granted.

4.2  Rights of Participants and Beneficiaries.

         (a) Nothing contained in the Plan (or in any documents evidencing an Award) shall confer upon any Participant any right to continue in the employ of his or her Employer or constitute any contract or agreement of employment or interfere in any way with the right of such Employer to reduce such Participant's compensation from the rate in effect at the time of an Award or to terminate such Participant's employment with or without cause, but nothing contained herein or in any document evidencing an Award shall affect any other contractual rights of a Participant. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.

         (b) All settlements of Awards shall be made hereunder only to the Participant or his or her Beneficiary entitled thereto pursuant to the Plan. Neither the Company nor any Nuveen Subsidiary shall be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiary, and rights relating to Awards under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of an Employer; nor shall any Participant or his or her Beneficiary have any right to assign, pledge or hypothecate any benefits or rights hereunder.

         (c) Except as provided in Section 3.3(e), no Award shall confer on any Participant any of the rights of a shareholder of the Company (including any right to receive dividends) unless and until shares of Common Stock are registered in the name of such person in connection with such Award.

         (d) No fractional shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

4.3  Governing Law.

         This Plan and documents evidencing Awards or rights relating to Awards shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

4.4  Withholding.

         The Company shall have the right to deduct any sums that federal, state, local or foreign tax laws may require to be withheld with respect to Awards, or settlement of Awards. Subject to the rules and regulations of the Committee, this authority shall permit (but shall not obligate) the Company to withhold and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, including tax obligations in excess of mandatory withholding requirements (but not in excess of the maximum marginal tax rate). The Company may require, as a condition to issuing or delivering shares of Class A Stock or cash in settlement of Awards, that the Participant pay to the Company any sums that may be required to satisfy any withholding tax applicable to the settlement of such Awards. Except as contemplated by the preceding sentence, the Company shall have no obligation to advise any Participant of the existence of any tax or the amount which the Company will be required to withhold.

4.5  Amendment and Termination of Plan and Awards.

         Notwithstanding anything herein to the contrary, the Board of Directors may, with the consent of a majority of the Class B Directors, at any time and from time to time, terminate or suspend the Plan or amend or modify any of its provisions and the terms and provisions of any Awards theretofore made to Participants which have not been settled; provided, however, that any such termination, suspension, amendment, or modification of the Plan shall be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted, and provided, further, that, without the consent of an affected Participant, no termination, suspension, amendment, or modification of the Plan or any outstanding Award may impair the rights of such Participant under any Award theretofore granted. Notwithstanding the foregoing, the provisions of Section 4.1(c) of the Plan shall not be amended in any respect following a Change in Control. No Awards may be granted during any suspension of the Plan or after termination of the Plan.

4.6  Unfunded Status of Awards.

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, shares of Common Stock, other Awards, or other property pursuant to any Award or to provide other benefits, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of any trust established under the Plan may be authorized to dispose of trust assets and reinvest proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

4.7  Restrictions Under Rule 16b-3 under the Exchange Act.

         (a) Unless a Participant could otherwise transfer an equity security, derivative security, or shares issued upon exercise of a derivative security granted under the

Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan shall be held for at least six months from the date of acquisition, and (ii) with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

         (b) Awards which constitute derivative securities shall not be transferable by a Participant except by will or the laws of descent and distribution (or to a Beneficiary in the event of a Participant's death) or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, if then required by Rule 16b-3, shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

         (c) It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 under the Exchange Act in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any agreement relating to an Award does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements in order to prevent such person from incurring liability under Section 16(b) of the Exchange Act.

4.8  Effective Date.

         This Plan shall be effective as of April 13, 1992 and will remain in effect until such time as action may be taken to terminate or suspend the Plan pursuant to Section 4.5, or until such time as no shares remain reserved and available for issuance and the Company has no further obligation with respect to any Award granted under the Plan.